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                         [PVF CAPITAL CORP. LETTERHEAD]


PRESS ANNOUNCEMENT
DATE:           APRIL 19, 2006
CONTACT:        C. KEITH SWANEY
                (440) 248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS AND CASH DIVIDEND.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced earnings of $1,267,000, or $0.16 basic earnings per share and $0.16 diluted earnings per share, for the quarter ended March 31, 2006 as compared to earnings of $1,313,000, or $0.17 basic earnings per share and $0.17 diluted earnings per share, for the prior year comparable period.

Earnings were $3,646,000, or $0.47 basic earnings per share and $0.46 diluted earnings per share, for the nine-month period ended March 31, 2006 as compared to $4,003,000, or $0.52 basic earnings per share and $0.51 diluted earnings per share, for the prior year comparable period.

The decrease in earnings for the three and nine-month periods ended March 31, 2006 is attributable to an increase in the provision for loan losses, a decrease in non-interest income, and an increase in non-interest expense that were substantially offset by an increase in net interest income. Non-interest income decreased as a result of declines in mortgage banking activities, gains on the sale of real estate owned and profit on real estate activity. Non-interest expense increased primarily as a result of increases to compensation and benefits and office occupancy and equipment. The increase to net interest income in the current periods was attributable to balance sheet growth in both interest-earning assets and interest-bearing liabilities in addition to an increase in the Company's interest rate spread.

As of March 31, 2006, PVF Capital Corp. reported assets of $892.6 million, an increase of $68.7 million or 8.3%, from the fiscal year ended June 30, 2005. Total stockholders' equity of PVF Capital Corp. was $68.3 million at March 31, 2006. Annualized return on assets and return on equity were 0.56% and 7.21%, respectively, for the nine months ended March 31, 2006.

On March 28, 2006, the Board of Directors of PVF Capital Corp. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend will be in the amount of $0.074 per share payable on May 5, 2006 to the stockholders of record at the close of business on April 28, 2006.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Small-Cap market under the symbol PVFC.

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


PVF CAPITAL CORP.
                                                               30000 Aurora Road
                                                                 Solon, OH 44139
                                                                  (440) 248-7171


                         SUMMARY OF FINANCIAL HIGHLIGHTS

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)

(Dollars in thousands)                                MARCH 31,            JUNE 30,
                                                        2006                 2005
                                                     ---------             ---------
ASSETS
------
      Cash and cash equivalents                       $ 19,830            $ 11,090
      Investment securities                             58,000              57,500
      Loans receivable                                 725,797             660,494
      Loans receivable held for sale                     6,462               9,060
      Mortgage-backed securities                        27,549              31,720
      Other assets                                      54,926              54,035
                                                      ---------          ---------

          Total Assets                                $892,564            $823,899
                                                      =========          =========

LIABILITIES
-----------
      Deposits                                        $627,843            $591,227
      Borrowed money                                   175,058             146,413
      Other liabilities                                 21,345              19,806
                                                      ---------          ---------

        Total Liabilities                              824,246             757,446
                                                      ---------          ---------

        Total Stockholders' Equity                      68,318              66,453

        Total Liabilities and Stockholders' Equity    $892,564            $823,899
                                                      ========            ========
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                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                      THREE MONTHS ENDED            NINE MONTHS ENDED
(Dollars in thousands except per share data)                MARCH 31,                    MARCH 31,
                                                        2006        2005             2006         2005
                                                      ------------------            ------------------
Interest income                                       $14,328     $10,941          $40,193      $31,494
Interest expense                                        7,391       5,103           20,115       14,264
                                                      -------     -------          -------      -------
Net interest income                                     6,937       5,838           20,078       17,230
      Provision for loan losses                           352          75              646          211
                                                      -------     -------          -------      -------
Net interest income after provision for loan losses     6,585       5,763           19,432       17,019
Total noninterest income                                  534         939            1,875        2,484
Total noninterest expense                               5,297       4,786           16,114       13,688
                                                      -------     -------          -------      -------
Income before federal income tax provision              1,822       1,916            5,193        5,815
      Federal income tax provision                        555         603            1,547        1,812
                                                      -------     -------          -------      -------
    Net income                                        $ 1,267      $1,313           $3,646       $4,003
                                                      =======     =======          =======      =======
    BASIC EARNINGS PER SHARE                            $0.16       $0.17            $0.47        $0.52
                                                        =====       =====            =====        =====
    DILUTED EARNINGS PER SHARE                          $0.16       $0.17            $0.46        $0.51
                                                        =====       =====            =====        =====
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